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                                                                  EXHIBIT 10.12
                              EMPLOYMENT AGREEMENT

     AGREEMENT by and between THE SOURCE INFORMATION MANAGEMENT COMPANY, a Missouri corporation (the "Company"), and RICHARD A. JACOBSEN (the "Executive"), dated as of the 24th day of March, 1999.

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to employ the Executive in the positions set forth below, and the Executive desires to serve in those capacities;

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. EMPLOYMENT PERIOD. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period commencing on April 12, 1999 and ending on January 31, 2004 (the "Employment Period"); provided that the Employment Period will automatically be extended on January 31, 2004 and each January 31 thereafter for additional one-year periods unless either party shall, at least 90 days before such date, provide notice to the other party that the Employment Period will not be extended.

     2.   POSITION AND DUTIES.

          (a) The Executive shall serve as Vice Chairman and Chief Operating Officer of the Company, reporting to the Chairman of the Board and Chief Executive Officer of the Company, with such duties and responsibilities as are customarily assigned to such positions, and such other duties and responsibilities not inconsistent therewith as may be assigned to him from time to time by the Chief Executive Officer. In addition, throughout the Employment Period, the Executive shall be nominated to serve as a member of the Board.






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          (b)  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full-time efforts to the business and affairs of the Company and use his best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements and (iii) manage personal investments, so long as such activities do not interfere with the performance of his responsibilities as an employee of the Company in accordance with this Agreement or violate the provisions of Section 7 of this Agreement.

     3.   COMPENSATION.

          (a) BASE SALARY. During the Employment Period, the Executive shall receive an annual base salary (the "Annual Base Salary") at the annual rate of $235,000 for the Company's fiscal year ending January 31, 2000, $255,000 for the fiscal year ending January 31, 2001 and $275,000 for the fiscal year ending January 31, 2002. For the Company's fiscal years ending January 31, 2003 and 2004, the Annual Base Salary shall be fixed by the Board at a level not less than $275,000. The Annual Base Salary shall be payable in accordance with the Company's payroll practices for key executives as in effect from time to time. The Board may increase the Annual Base Salary above the foregoing amounts at its discretion. The Company shall give the Executive written notice of the Annual Base Salary for each fiscal year no later than the first regularly scheduled Board meeting in such fixed year. The Annual Base Salary shall not be reduced after any such increase, and the term "Annual Base Salary" shall thereafter refer to the Annual Base Salary as so increased.

          (b) ANNUAL BONUS. In addition to the Annual Base Salary, the Executive shall be awarded annual bonuses (the "Annual Bonus") in accordance with this Section 3(b). For each

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fiscal year or portion of a fiscal year during the Employment Period, the
Executive shall receive an Annual Bonus in cash equal to a percentage of the Company's net income before income taxes calculated as provided in Schedule I hereto.

          (c) LOANS. On the first day of Executive's employment hereunder, the Company will advance to Executive cash in the amount of $600,000 ("Loan I") and $375,000 ("Loan II"). Executive shall execute and deliver to the Company promissory notes in the forms of EXHIBITS A AND B hereto, respectively representing Loans I and II (the "Notes"). The Notes will bear interest at the applicable Federal rate on the date the advances are made.

               (i)  On each of the first five anniversaries of this Agreement,
(a) an amount equal to the sum of (A) $120,000 and (B) accrued interest on Loan I (the "Loan I Base Sum") shall be forgiven and (b) an amount equal to the difference between the quotient of the Loan I Base Sum divided by the reciprocal of the maximum Combined New Jersey and Federal tax rate applicable to individuals and the Loan I Base Sum (the "Loan I Gross-Up"), shall be paid to Executive in cash.

               (ii) On each of the first seven anniversaries of this Agreement,
(a) an amount equal to the sum of (A) $53,571.43 and (B) accrued interest on Loan II (the "Loan II Base Sum") shall be forgiven and (b) an amount equal to the difference between the quotient of the Loan II Base Sum divided by the reciprocal of the maximum combined New Jersey and Federal tax rate to applicable to individuals and the Loan II Base Sum (the "Loan II Gross-Up"), shall be paid to Executive in cash.

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          (d)  STOCK OPTIONS. On the date of execution of this Agreement, the
Executive shall be granted options under the Company's Stock Option Plan to purchase 375,000 shares of the Company's common stock at an exercise price equal tothe last sale price at which such shares are sold as reported by Nasdaq as of the market close on the date of execution of this Agreement. Such options shall vest as follows: (i) 50,000 shares on the first anniversary of this Agreement;
(ii) 112,500 shares on the second anniversary of this Agreement; (iii) 162,500 shares on the third anniversary of this Agreement and (iv) 50,000 shares on the fourth anniversary of this Agreement.

          (e) INSURANCE. The Company will provide Executive with term life insurance in the amount of One Million Dollars ($1,000,000). The Company will also maintain a term life insurance policy on Executive in the amount of Two Million Dollars ($2,000,000) for the benefit of the Company. Executive will cooperate with the Company in obtaining such policies.

          (f) OTHER BENEFITS. During the Employment Period: (i) the Executive shall be entitled to participate in all benefit programs of the Company to the same extent as other key executives; and (ii) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company to the same extent as other key executives, including, but not limited to any comprehensive medical and dental plan, retirement plans and profit sharing programs the Company may provide to its key executives from time to time.

          (g) EXPENSES. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in carrying out the Executive's duties under this Agreement, provided that the Executive complies with the

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policies, practices and procedures of the Company for submission of expense reports, receipt and similar documentation of such expenses.

     (h) FRINGE BENEFITS. During the Employment Period, the Executive shall be entitled to paid vacation, car allowance, and payment of annual dues and assessments at one country club selected by the Executive, in each case on the terms and conditions as are in effect for other key executives of the Company from time to time or, if not made available to other key executives, on terms and conditions that are determined by the Compensation Committee of the Board to be fair and reasonable.

     4.   TERMINATION OF EMPLOYMENT.

     (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that
(i) the Executive has been unable, for a period of six months, or for a total of 180 days in any given period of twelve months, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and
(ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's guardian or legal representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive is able to, and does, return to full-time performance of the Executive's duties before the Disability Effective Date.



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          (b)  BY THE COMPANY.

               (i) The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" means:

                     A. any fraud, embezzlement or other dishonesty of the Executive that adversely affects the Company's business or reputation; or

                     B. the Executive's conviction of a felony or entering into a plea of NOLO CONTENDERE with respect to a felony.

               (ii) A termination of employment by the Company for Cause shall be effectuated by giving the Executive written notice ("Notice of Termination for Cause") of the termination, setting forth the conduct of the Executive that constitutes Cause. Termination of employment by the Company for Cause shall be effective on the date when the Notice of Termination for Cause is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given).

               (iii) A termination of the Executive's employment by the Company without Cause shall be effected by giving the Executive written notice of the termination.

          (c)  BY THE EXECUTIVE.

               (i) The Executive may terminate employment for Good Reason. "Good Reason" means:

                     A. the assignment to the Executive of any duties inconsistent in any respect with paragraph (a) of Section 2 of this Agreement, other than actions that are not taken in bad faith and are remedied by the Company within 15 days after receipt of notice thereof from the Executive;

                     B. any failure by the Company to comply with any provision of Section 3 of this Agreement, other than failures that are not taken in bad faith and are remedied by the Company within 15 days after receipt of notice thereof from the Executive;


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                    C.  the occurrence of a Non-Negotiated Change in Control of the Company (as defined below).

For purposes of this Agreement, "Non-Negotiated Change in Control" means any one or more of the following occurrences unless such occurrence or occurrences are approved in advance by a majority of the Continuing Directors (as defined below):

                    (w) Any individual, corporation (other than the Company, any trustees or other beneficiary holding securities under any employee benefit plan of the Company, or any Company owned, directly or indirectly, by the Stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert becomes the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company possessing more than one-half of the voting power for the election of directors of the Company;

                    (x) There shall be consummated any consolidation, merger, or other business combination involving the Company or the securities of the Company in which holders of voting securities of the Company immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Company (or, if the Company does not survive such transaction, voting securities of the entity surviving such transaction) having less than one-half of the total voting power in an election of directors of the Company (or such other surviving corporation);

                    (y) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director of the Company was approved by a vote of at least two-thirds (2/3) of the directors of the Company then still in office who were directors of the Company at the beginning of any such period ("Continuing Directors"; each director nominated by the Continuing Directors shall also be a Continuing Director); or

                    (z) There shall be consummated any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (on a consolidated basis) to a party which is not controlled by or under common control with the Company.


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               (ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth the conduct of the Company that constitutes Good Reason. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given).

          (d) NO WAIVER. Except with respect to the notice required by Section 4(b)(i)A hereof, the failure to set forth any fact or circumstance in a Notice of Termination for Cause or a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

          (e) DATE OF TERMINATION. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or by the Executive for Good Reason is effective, or the date on which the Executive gives the Company notice of a termination of employment without Good Reason, as the case may be.

     5.   OBLIGATIONS OF THE COMPANY UPON TERMINATION.

          (a) OTHER THAN FOR CAUSE, DEATH OR DISABILITY; GOOD REASON. If, during the Employment Period, the Company terminates the Executive's employment, other than for Cause, Death or Disability, or the Executive terminates his employment for Good Reason, the Company shall (i) pay the Executive's accrued but unpaid portion of the Annual Base Salary (the "Accrued Obligations") to the Executive in a lump sum in cash within 30 days after the Date of

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Termination, (ii) continue to pay the Base Salary for the remainder of the term hereof, (iii) forgive the balance of principal and accrued interest on Loans I and II and (iv) pay Executive cash equal to the Loan I and II Gross-Up based upon the amount forgiven. In addition, (A) the Option shall immediately vest with respect to all shares as to which the Option has not theretofore been exercised and shall terminate 90 days after the date of such Termination and
(B) the Executive shall be entitled to an Annual Bonus in an amount equal to the greater of the Annual Bonus the Executive would have received for the year in which such termination occurs had this Agreement not been terminated and the Annual Bonus received by Executive for the year prior to the date of such termination. The payments provided pursuant to this paragraph (a) of Section 5 are intended as liquidated damages for a termination of the Executive's employment by the Company other than for Cause or Disability or for the actions of the Company leading to a termination of the Executive's employment by the Executive for Good Reason, and shall be the sole and exclusive remedy therefor.

          (b) DEATH OR DISABILITY. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period,
(i) the Company shall pay the Accrued Obligations to the Executive or the Executive's estate or legal representative, as applicable, in a lump sum in cash within 30 days after the Date of Termination, (ii) the Company shall forgive the outstanding principal balances and accrued interest on Loans I and II, (iii) pay Executive cash equal to the Loan I and Loan II Gross-Up based upon the amount forgiven and (iv) the Option shall vest with respect to all shares as to which it has not been exercised and shall terminate 90 days after the Date of Termination. In addition, if the Executive's employment is terminated by reason of Disability, the Company will continue to pay to Executive until the earlier of January 31, 2004 or the date of Executive's death, cash in an amount equal to the Annual Base

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Salary, less any amounts received by Executive under any disability insurance coverage maintained for Executive by the Company. The Company shall have no further obligations under this Agreement.

          (c) CAUSE; OTHER THAN FOR GOOD REASON. If the Executive's employment is terminated by the Company for Cause during the Employment Period, or if the Executive terminates his employment during the Employment Period other than for Good Reason, the outstanding principal balances and accrued interest of Loans I and II (the "Note Obligations") shall immediately become due and payable by Executive, the Option shall terminate, the Company shall pay Executive the Accrued Obligations less the note Obligations and the Company shall have no further obligations under this Agreement.

     6.   NON-EXCLUSIVITY OF RIGHTS.

          Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor, subject to paragraph (f) of Section 11, shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

     7.   CONFIDENTIAL INFORMATION NON-COMPETITION.

          (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any

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of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this paragraph (a) of Section 7) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.

          (b) During the period of employment and for a period of two (2) years after expiration or termination of this Agreement, for Cause or by Executive other than for Good Reason, Executive shall not, within the United States of America or Canada, directly or indirectly as an owner, employee, consultant or otherwise, individually or collectively, acquire an interest in (other than Executive's ownership of not more than two percent (2%) of the outstanding equity securities of a publicly-traded company) become an employee of or consultant to a person or entity engaged in the business of (i) designing, manufacturing, marketing or distributing front-end fixtures for use by retail stores, (ii) the third party billing and collecting of rebates for magazines or other products sold at the checkout of mass market retailers or (iii) the providing of information to subscribers similar to information provided by the Company on its Interactive Communications Network. Executive agrees that the area, in light of the character of the industry, and the duration of this limitation are reasonable under the circumstances, considering Executive's position with the Company and other relevant factors, and that in all likelihood this will not constitute a serious handicap to Executive in securing future employment.

          (c) Executive will not, either during employment or during the period of two (2) years after expiration or termination of this Agreement, for Cause or by Executive, directly




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or indirectly, either for himself or for any other person or entity, take any action or perform any services which are designed to or in fact call upon, compete for, solicit, divert, or take away, or attempt to divert or take away, any of the customers of Company or of any subsidiary of the Company; this prohibition includes customers existing at the present time or prospective or past customers solicited, sold to or served by Company or any subsidiary of the Company during the five (5) years prior to termination or expiration of this Agreement.

     (d) Executive will not, either during employment or during the period of two (2) years after expiration or termination of this Agreement, for Cause or by Executive other than for Good Reason, directly or indirectly, either for himself or for any other person or entity, induce, employ or attempt to employ any person who is at that time, or has been within six (6) months immediately prior thereto, employed by the Company or any subsidiary of the Company.

     (e) It is further agreed that, if Executive shall violate the foregoing prohibitions, the Company shall be entitled to seek specific performance of these covenants, and Executive shall pay all costs and attorneys' fees, as determined by a court of competent jurisdiction, incurred by the Company in enforcing the aforesaid covenants if the Company is successful in so doing after a final adjudication of the matter. If any of the foregoing covenants is not enforceable to the full extent provided, it shall be and remain enforceable to the extent permitted by law, and a court is authorized by the parties to modify such covenant to make it reasonable and, as so modified, enforce it.

     (f) Notwithstanding the provisions hereof regarding termination of this Agreement, the provisions of this Section shall remain in full force and effect provided for hereunder.

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     8.   NO MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

     9.   SUCCESSORS.

          (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

     10.  MISCELLANEOUS.

          (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.



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
This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          IF TO THE EXECUTIVE:

          Richard A. Jacobsen
          15 Ashland Drive
          Montville, NJ 07045

          IF TO THE COMPANY:

          The Source Information Management Company
          11644 Lilburn Park Road
          St. Louis, MO 63146
          Attention: Chief Executive Officer

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 10. Notices and communications shall be effective when actually received by the addressee.

     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

     (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

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          (e)  The failure of the Executive or the Company to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

          (f) The Executive and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof.

          (g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall constitute one instrument.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.




                                   _______________________________________
                                   Richard A. Jacobsen






                                   THE SOURCE INFORMATION MANAGEMENT COMPANY




                                   By: ____________________________________

                                   EXHIBIT A

                                PROMISSORY NOTE

                                                             St. Louis, Missouri

$600,000.00                                                       March___, 1999

     On or before the Maturity Date (hereinafter defined), the undersigned, RICHARD A. JACOBSEN, an individual (the "BORROWER"), for value received, promises to pay to the order of THE SOURCE INFORMATION MANAGEMENT COMPANY, a Missouri corporation with an address at 11644 Lilburn Park Road, St. Louis, Missouri 63146 (the "HOLDER"), at the address set forth herein, or at such other place as may be designated in writing by the Holder, in lawful money of the United States of America in immediately available funds, the principal sum of Six Hundred Thousand Dollars ($600,000.00) together with interest on the aforesaid principal sum at the rate hereinafter specified.

     During the term hereof, Borrower agrees to pay interest on the unpaid principal balance hereunder at a rate per annum equal to ____________ percent (______%) based on a year consisting of 365 days (the "LOAN INTEREST RATE").

     On the Maturity Date, Borrower agrees to pay the entire unpaid principal balance hereunder plus all accrued interest thereon. The term "Maturity Date" shall mean ________________, 2004, or any earlier date on which payment hereunder is due whether by acceleration or otherwise After the Maturity Date, whether by acceleration or otherwise, the rate of interest hereunder shall equal the Loan Interest Rate plus three percent (3.000%) per annum based on a year consisting of 365 days (the "DEFAULT RATE").

Borrower reserves the right to prepay in whole or in part the principal sum hereof at any time or from time to time, without premium or penalty, so long as a default has not occurred under this Note. The Holder, however, shall have no obligation to re-advance any sums prepaid and any partial prepayment shall not relieve the undersigned of paying the remaining balance hereunder when due. All payments by Borrower shall be applied to accrued interest hereon and then to the outstanding principal balance hereunder.

     This Note is one of the "Notes" referred to in and issued pursuant to that certain Employment Agreement (the "AGREEMENT") between Borrower and Holder, dated as of March___, 1999, and is intended to evidence the indebtedness of Borrower pursuant to Loan I as provided in the Agreement. The Agreement is by this reference incorporated herein and made a part hereof as if fully set forth herein, and this Note is entitled to all benefits of, and is subject to the terms and conditions of, the Agreement. The indebtedness evidenced by this Note shall be forgiven and any Gross-Up payments (as defined in the Agreement) shall be made as set forth in the Agreement.

     In the event that Borrower's employment with Holder pursuant to the Agreement shall be (i) terminated by Holder for Cause (as defined in the Agreement) or (ii) terminated by Borrower for other than Good Reason (as defined in the Agreement) (each, an "Acceleration Event"), then the Holder, at its option and without further notice or demand, may declare immediately due and payable

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
the entire unpaid balance of principal due under this Note, together with all accrued interest thereon, and after the date of such Acceleration Event the outstanding principal balance hereunder shall bear interest at the Default Rate. In such case the Holder may also recover all costs and expenses of suit and any and all other expenses in connection with efforts to collect any of the aforesaid amounts, together with reasonable attorney's fees (including attorneys' fees for representation in proceedings under the Bankruptcy Code), regardless of whether litigation is commenced, together with interest on any judgment obtained by the Holder at the Default Rate, including interest at the Default Rate from and after the date of any such Acceleration Event until actual payment is made to the Holder of the full amount due the Holder.

     Presentment and demand for payment, notice of non-payment, protest, protest of non-payment, notice of protest, notice of dishonor, and any and all lack of diligence and suit are hereby waived by all parties liable hereon.

     Any failure by any holder hereof to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any other time and from time to time thereafter.

     The loan evidenced hereby has been made and this Note has been delivered, at the Holder's office set forth above, and such loan, this Note, and the rights, obligations and remedies of the Holder and the undersigned shall be governed by and construed in accordance with the laws of the State of Missouri.

     IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered as of the date first above written.






                                   ____________________________________________
                                   Richard A. Jacobsen

                                   EXHIBIT B
                                   ---------

                                PROMISSORY NOTE

                                                             St. Louis, Missouri

$375,000.00                                                       March   , 1999
                                                                       ---

         On or before the Maturity Date (hereinafter defined), the undersigned, RICHARD A. JACOBSEN, an individual (the "Borrower"), for value received, promises to pay to the order of THE SOURCE INFORMATION MANAGEMENT COMPANY, a Missouri corporation with an address at 11644 Lilburn Park Road, St. Louis, Missouri 63146 (the "Holder"), at the address set forth herein, or at such other place as may be designated in writing by the Holder, in lawful money of the United States of America in immediately available funds, the principal sum of Three Hundred Seventy-Five Thousand Dollars ($375,000.00) together with interest on the aforesaid principal sum at the rate hereinafter specified.

         During the term hereof, Borrower agrees to pay interest on the unpaid
principal balance hereunder at a rate per annum equal to      percent (    %)
based on a year consisting of 365 days (the "Loan Interest Rate").

         On the Maturity Date, Borrower agrees to pay the entire unpaid principal balance hereunder plus all accrued interest thereon. The term
"Maturity Date" shall mean that date which is     , 2006, or any earlier date on
which payment hereunder is due whether by acceleration or otherwise. After the Maturity Date, whether by acceleration or otherwise, the rate of interest hereunder shall equal the Loan Interest Rate plus three percent (3.000%) per annum based on a year consisting of 365 days (the "Default Rate").

         Borrower reserves the right to prepay in whole or in part the principal sum hereof at any time or from time to time, without premium or penalty, so long as a default has not occurred under this Note. The Holder, however, shall have no obligation to re-advance any sums prepaid and any partial prepayment shall not relieve the undersigned of paying the remaining balance hereunder when due. All payments by Borrower shall be applied to accrued interest hereon and then to the outstanding principal balance hereunder.

         This Note is one of the "Notes" referred to in and issued pursuant to that certain Employment Agreement (the "Agreement") between Borrower and Holder, dated as of March , 1999, and is intended to evidence the indebtedness of Borrower pursuant to Loan II as provided in the Agreement. The Agreement is by this reference incorporated herein and made a part hereof as if fully set forth herein, and this Note is entitled to all benefits of, and is subject to the terms and conditions of, the Agreement. The indebtedness evidenced by this Note shall be forgiven and any Gross-Up payments (as defined in the Agreement) shall be made as set forth in the Agreement.

         In the event that Borrower's employment with Holder Pursuant to the Agreement shall be (i) terminated by Holder for Cause (as defined in the Agreement) or (ii) terminated by Borrower for other than Good Reason (as defined in the Agreement) (each, an "Acceleration Event"), then the Holder, at its option and without further notice or demand, may declare immediately due and payable the entire unpaid balance of principal due under this Note, together with all accrued interest thereon, and after the date of such Acceleration Event the outstanding principal balance hereunder shall bear interest at the Default Rate. In such case the Holder may also recover all costs and expenses of suit and any and all other expenses in connection with efforts to collect any of the aforesaid amounts, together with reasonable attorneys' fees (including attorneys' fees for representation in proceedings under the Bankruptcy Code), regardless of whether litigation is commenced, together with interest on any judgment obtained by the Holder at the Default Rate, including interest at the Default Rate from and after the date of any such Acceleration Event until actual payment is made to the Holder of the full amount due the Holder.

     Presentment and demand for payment, notice of non-payment, protest, protest of non-payment, notice of protest, notice of dishonor, and any and all lack of diligence and suit are hereby waived by all parties liable hereon.

     Any failure by any holder hereof to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any other time and from time to time thereafter.

     The loan evidenced hereby has been made and this Note has been delivered, at the Holder's office set forth above, and such loan, this Note, and the rights, obligations and remedies of the Holder and the undersigned shall be governed by and construed in accordance with the laws of the State of Missouri.

     IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered as of the date first above written.

                                          _________________________________
                                          Richard A. Jacobsen

                                   SCHEDULE I

     The Annual Bonus will be based upon the percentage that the Company's net income before taxes ("EBT") reflected in the Company's audited financial statements for the applicable fiscal year ("Actual EBT") represents of the budgeted EBT for such fiscal year based upon the budget approved by the Company's Board of Directors ("Target EBT"). Such calculations shall be made as follows:


                  Actual EBT
                   as % of                          Bonus as %
                  Target EBT                      of Actual EBT
                  ----------                      -------------
      1.             <82%                                -0-
      2.              82%                       50% of 1.37% (.69%)
      3.              94%                       75% of 1.37% (1.03%)
      4.            99-101%                            1.37% ("Target Bonus")
      5.             106%                      125% of 1.37% (1.71%)
      6.             118%                      150% of 1.37% (2.1%)
      7.         124% or more                 200% of 1.37% (2.7%

     If Actual EBT as a percentage of Target EBT falls between any of the above percentages, the Annual Bonus as a percentage of Actual EBT shall be proportionately adjusted. For instance, if Actual EBT were 84% of Target EBT, the Annual Bonus would be 54.16% of Target Bonus, or 0.74% of Actual EBT, calculated as follows:

     A.   84% is between 82% (category 2 above) and 94% (category 3 above).

     B.   There is a 12% spread (94% - 82% = 12%) between categories 2 and 3.

     C. There is a 25% difference (75% - 50% = 25%) between the percentage of the Target Bonus to be paid if Actual EBT is at the category 2 or category 3 level.

     D. For each 1% variance from category 2 or category 3 EBT, there is a 2.08% variance (25% divided by 12% = 2.08%) in the percentage of Target Bonus earned.

     E. Annual Bonus earned is 54.16% of Target Bonus (84% - 82% x 20.8 = 4.16% + 50% = 54.16%).